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                                                                    EXHIBIT 12.1
                                                                    ------------
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                                         UNIFIED WESTERN GROCERS, INC. AND SUBSIDIARIES
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             (Thousands omitted except for ratios)

                                                                                       Fiscal Year
                                                            26 Weeks
                                                              Ended
                                                            March 29,
                                                               2003         2002        2001        2000         1999        1998
                                                               ----         ----        ----        ----         ----        ----
(1)      Adjusted earnings:
             Earnings (loss) from continuing
               operations before cumulative effect of
               a change in accounting principle and
               extraordinary item (net of income
               taxes)                                          $2,315      $1,985    ($1,263)     ($2,046)       $2,570     $4,468
             Income taxes (benefit)                             1,647       2,172       (272)        (415)           18      2,515
             Patronage dividends                                6,768      16,713      14,934       15,426       14,195     10,149
                                                          ------------------------------------------------------------------------
             Subtotal:  Net earnings from continuing
               operations before income taxes
               (benefit) and patronage dividends

                                                               10,730      20,870      13,399       12,965       16,783     17,132
             Amortization of capitalized interest                  81           -           -            -            -          -
             Fixed charges                                     13,043      25,957      30,237       31,954       13,221     14,025
             Less:  Capitalized interest                            -       (487)           -            -            -          -
                  Adjusted earnings (a)                       $23,854     $46,340     $43,636      $44,919      $30,004    $31,157
                                                          ------------------------------------------------------------------------

(2)      Fixed Charges:
             Gross rental expense                             $13,991     $29,277     $32,314      $41,870      $16,473    $16,241
             Less, estimated rent component                    12,830      26,964      29,082       37,390       14,785     14,536
                                                          ------------------------------------------------------------------------

             Estimated interest component of rental             1,161       2,313       3,232        4,480        1,688      1,705
               expense
             Interest expensed                                 11,882      23,157      27,005       27,474       11,533     12,320
             Capitalized interest                                   -         487           -            -            -          -
                  Total fixed charges (b)                     $13,043     $25,957     $30,237      $31,954      $13,221    $14,025
                                                          ------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges (a)/(b)                       1.83        1.79        1.44         1.41         2.27       2.22
                                                          ------------------------------------------------------------------------

(a)(b) - Crossreference on page.

(1)      Adjusted earnings used in computing the ratio of earnings to fixed charges consist of earnings from continuing operations, before income taxes (benefit), and patronage dividends plus amortization of capitalized interest and fixed charges less interest capitalized.

(2)      Fixed charges consist of the sum of the portion of rental expense that is representative of the interest factor, interest expense (including amortization of deferred financing costs) and capitalized interest.
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